Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: General William Lyon
(949) 476-1355

LAWRENCE M. HIGBY ELECTED TO

BOARD OF DIRECTORS FOR WILLIAM LYON HOMES

NEWPORT BEACH, Calif. (January 18, 2006) – General William Lyon (“General Lyon”), the controlling stockholder and Chairman of the Board/Chief Executive Officer of William Lyon Homes (NYSE: WLS), announced today the recent election of Lawrence M. Higby as a Director to the Company’s Board.

As the Chief Executive Officer of Apria Healthcare, the nation’s largest integrated home healthcare provider, Higby leads Apria’s strategic direction and oversees the company’s operations, marketing and sales strategies, government relations, clinical services, regulatory compliance, acquisitions, human resources, finance, and information systems functions. In addition, Higby serves as a board member of the Automobile Club of Southern California, the Orange County Performing Arts Center, the South Coast Repertory, and the American Association for Homecare (AAHomecare) for which he is an active member of its executive committee.

“Larry Higby’s election to the Board of Directors of William Lyon Homes represents yet another step in a new direction and adds a further layer of high level expertise to the Board,” said General Lyon. “As CEO of one of America’s most well- respected healthcare providers, Larry offers us a superb history of leadership in the corporate world. His business acumen and experience in senior executive positions with some of the nation’s leading companies brings additional expertise and balance to our Board of Directors. I am very pleased to welcome Larry to the Board of Directors for William Lyon Homes.”

General Lyon announced that Higby was officially elected to the Board of Directors of William Lyon Homes on January 17, 2006, thereby bringing the total Board membership to nine Directors.

Larry Higby brings more than 30 years of corporate executive experience to his new position on the William Lyon Homes Board of Directors. Prior to joining Apria Healthcare in 1997, Higby served as President and Chief Operating Officer of Unocal’s 76 Products Company and Group Vice President of Unocal Corporation from 1994 to 1997. From 1986 to 1994, Higby held various positions with The Times Mirror Company, including serving as Executive Vice President of Marketing of the Los Angeles Times and Chairman of the Orange County Edition from 1992 to 1994. From 1974 through 1985, he held executive management positions in sales and marketing at various divisions of New York-based PepsiCo.

A graduate of the University of California Los Angeles (UCLA) with a bachelor of science degree in Political Science, Higby attended UCLA’s graduate school of business, after which time he worked in the Nixon White House.

General Lyon noted that Higby’s responsibilities as a Director of the Board for William Lyon Homes are effective immediately.

William Lyon Homes is primarily engaged in the design, construction and sales of new single-family detached and attached homes in California, Arizona and Nevada. The Company’s headquarters are located in Newport Beach, CA. For more information about the Company and its new-home developments, please visit the Company’s website at www.lyonhomes.com.